SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT

Name of Funds

SteelPath MLP Select 40 Fund
SteelPath Alpha Fund
SteelPath MLP Income Fund
SteelPath MLP Alpha Plus Fund
SteelPath MLP and Infrastructure Debt Fund

SCHEDULE B
to the
INVESTMENT ADVISORY AGREEMENT

In consideration of the services provided by the Advisor, the Trust shall pay to the Advisor compensation computed at the annual rate of 0.70% of the SteelPath MLP Select 40 Fund (the “Select 40 Fund”) net assets (the “Basic Fee Rate”).  1/12th of the Basic Fee Rate multiplied by the average daily net assets of the Select 40 Fund during such month shall be paid by the Trust monthly in arrears. In the event this Agreement is effective for only a portion of any calendar month, the Total Advisory Fee payable for such month shall be pro rated based upon the number of days during the month that this Agreement was effective.

In consideration of the services provided by the Advisor, the Trust shall pay to the Advisor compensation computed at the annual rate of 1.10% of the SteelPath MLP Alpha Fund (the “Alpha Fund”) net assets (the “Basic Fee Rate”).  1/12th of the Basic Fee Rate multiplied by the average daily net assets of the Alpha Fund during such month shall be paid by the Trust monthly in arrears. In the event this Agreement is effective for only a portion of any calendar month, the Total Advisory Fee payable for such month shall be pro rated based upon the number of days during the month that this Agreement was effective.

In consideration of the services provided by the Advisor, the Trust shall pay to the Advisor compensation computed at the annual rate of 0.95% of the SteelPath MLP Income Fund (the “Income Fund”) net assets (the “Basic Fee Rate”).  1/12th of the Basic Fee Rate multiplied by the average daily net assets of the Income Fund during such month shall be paid by the Trust monthly in arrears. In the event this Agreement is effective for only a portion of any calendar month, the Total Advisory Fee payable for such month shall be pro rated based upon the number of days during the month that this Agreement was effective.

In consideration of the services provided by the Advisor, the Trust shall pay to the Advisor compensation computed at the annual rate of 1.25% of the SteelPath MLP Alpha Plus Fund (the “Alpha Plus Fund”) net assets (the “Basic Fee Rate”).  1/12th of the Basic Fee Rate multiplied by the average daily net assets of the Alpha Plus Fund during such month shall be paid by the Trust monthly in arrears. In the event this Agreement is effective for only a portion of any calendar month, the Total Advisory Fee payable for such month shall be pro rated based upon the number of days during the month that this Agreement was effective.

In consideration of the services provided by the Advisor, the Trust shall pay to the Advisor compensation computed at the annual rate of 1.00% of the SteelPath MLP and Infrastructure Debt Fund (the “Debt Fund”) net assets (the “Basic Fee Rate”).  1/12th of the Basic Fee Rate multiplied by the average daily net assets of the Debt Fund during such month shall be paid by the Trust monthly in arrears. In the event this Agreement is effective for only a portion of any calendar month, the Total Advisory Fee payable for such month shall be pro rated based upon the number of days during the month that this Agreement was effective.